Exhibit 99.1

NEWS ANNOUNCEMENT	For Immediate Release

SFX ENTERTAINMENT REPORTS FOURTH QUARTER FINANCIAL RESULTS

AND PROVIDES UPDATE ON RECENT DEVELOPMENTS

NEW YORK — (March 13, 2015) — SFX Entertainment, Inc. (NASDAQ: SFXE) today reported financial results for the three and twelve months ended December 31, 2014.

Reflecting the Company’s platform building intiatives, 2014 pro forma revenue (a non-GAAP financial measure, see definition and reconciliation below) rose to $386.2 million from $356.7 million in 2013.  Pro forma adjusted EBITDA (a non-GAAP financial measure, see definition and reconciliation below) for 2014 was a loss of $(3.4) million, compared with 2013 pro forma adjusted EBITDA of $17.7 million.  Included in these results is the impact of significant investments in startup festivals and the Company’s platform.

For the year ended December 31, 2014, pro forma attendance for all events and festivals increased 8.9%, with 88 festivals in 2014 compared to 71 in 2013. Pro forma festival attendance increased 1.5% year over year to approximately 2.9 million, while attendance at events other than festivals increased 19.5% to approximately 2.4 million.  Excluding the biennial Rock in Rio festivals, festival attendance in 2014 grew 18.7% year over year.

Pro forma revenue for the three months ended December 31, 2014 was $95.9 million or 24.8% of total 2014 pro forma revenue, while pro forma adjusted EBITDA was a loss of $(7.7) million, inclusive of investments in the Company’s platform.

In the fourth quarter ended December 31, 2014, pro forma same festival attendance (for festivals held in both the 2014 and 2013 fourth quarters), fell 18.5%. The company held 24 festivals versus 16 in the comparable year-ago period.  Fourth quarter pro forma festival attendance declined 8.7% year over year to approximately 560,000, driven entirely by one large brand.  Attendance at events other than festivals increased 7.2% to approximately 700,000.

“Since its founding in 2012, SFX has created the world’s leading global platform that facilitates fans’ day-to-day engagements with electronic music culture (EMC),” said Robert F.X. Sillerman, Chairman and CEO of SFX.  “The Company’s operating focus combines world-class recurring live events, high-margin social and online platforms and a growing range of relationships with leading brands and major global sponsors all of whom are seeking to reach the coveted millennial audience.  Fiscal 2014 served to validate our strategic priorities of expanding popular festivals to new geographies; entering into new, large multi-year marketing partnerships and rolling out highly successful customized programs for multi-national flagship brands; and, developing Beatport and the Company’s extensive online and digital media assets to begin capitalizing on the value of their enormous consumer and professional use in future periods.

“I could not be more pleased or proud of the people of SFX, and what they have achieved as we have now created the foundation we promised our fans and our partners.  The greatest endorsement a company can enjoy is repeat customers, customers who come more often and enjoy the goods and services we offer at higher levels.  As evidenced by the guidance we are providing today, the great people of SFX are achieving great things.”

2015 Guidance

Reflecting the Company’s current platform, full year 2015 revenues are expected to be in excess of $500.0 million with adjusted EBITDA of $60.0 million to $70.0 million inclusive of the anticipated impact of foreign exchange as a significant portion of the Company’s operations occur internationally.

Live Event Highlights

Reflecting the Company’s brand exporting and development strategies, SFX achieved several live event milestones in 2014 and announced a series of new shows from across its portfolio which will debut in 2015, highlights of which are summarized below.  Live events scheduled to date for 2015 have an estimated attendance capacity of 6.0 million fans which compares to total 2014 live attendance of approximately 4.0 million fans:

•                  In November 2014, SFX completed its acquisition of a 50% equity interest in ALDA Events, the Amsterdam-based leader in promoting and producing electronic music tours and experiences around the world including Armin Only, A State of Trance and I Am Hardwell.  In May 2015, ALDA Events will bring ten of the top Dutch DJs to the first sold-out edition of The Flying Dutch, an outdoor festival simultaneously occurring at three Netherlands locations: Amsterdam, Eindhoven and Rotterdam.  The DJs will be helicoptered from city to city, enabling them to perform for fans at the three sold-out venues which in total accommodate up to 100,000 fans.

•                  SFX’s ID&T brand repertoire is achieving recent dramatic growth as beloved shows are produced in new geographies and completely new event offerings have been developed for the global EMC stage.

•                  The 11th edition of Tomorrowland, held in Boom, Belgium, is set for July and sold out five months in advance.  Tomorrowland Brasil, set to debut in May 2015, sold out in less than three hours.

•                  Mysteryland Netherlands, the world’s longest running electronic music and arts festival, is going from a single-day event to a weekend festival, with camping available for the first time.  Mysteryland USA returns in 2015 to Bethel Woods, New York, the grounds of the original 1969 Woodstock festival, with more than double the camping capacity — after campgrounds sold out for the successful inaugural event in 2014.

•                  In July 2014, ID&T premiered Sensation’s Welcome to the Pleasuredome show, the first Sensation show designed to be suitable for outdoor locations.  In October 2014, that first ever outdoor edition of Sensation took place in Dubai.  Sensation traveled to Monterrey, Mexico, in November 2014, for a successful first edition of a three-year partnership with AB Inbev and Bud Light. Sensation will celebrate its 15th anniversary on July 4, 2015 with the debut of a brand-new production in Amsterdam.

•                  In September 2015, ID&T will break fresh ground with a new camping festival in the United States — One Tribe. The festival will be set in the Lake Perris State Recreation Area outside of Los Angeles.

•                  Electric Zoo, known for its annual Labor Day Weekend festival on New York City’s Randall’s Island, is set to amplify the event to international proportions for the second time with its launch in Tokyo during the Japanese Golden Week Holiday in May 2015. Electric Zoo made its celebrated international debut in May 2014 in Mexico City.

•                  In 2014, SFX completed its acquisition of a 50% interest in a holding company that controls Rock in Rio, one of the biggest festival franchises in the world. Started in 1985 by legendary entrepreneur Roberto Medina, Rock in Rio is the platinum standard for music festivals and has redefined the festival going experience.  As the largest grossing festival in the world, Rock in Rio partners with many of the leading global consumer brands and in May 2015 Rock in Rio touches down in the United States for the first time in Las Vegas, with Rock in Rio Brazil following in September.

•                  With over a decade of history on the United Kingdom’s Isle of Wight, the much beloved Bestival has teamed with SFX and Embrace Presents to penetrate North America’s EDM landscape for a highly anticipated inaugural show in Toronto this summer. Headliners include Florence and the Machine and Nas. The award-winning original Bestival festival is world-renowned for its creative vision and eclectic music programming, attracting 50,000 visitors annually.

•                  The Netherlands-based pioneering promoter of the hard style dance movement, Q-Dance, will partner in 2015 with SFX’s Disco Donnie Presents and React Presents to bring Wildstylez, a leading artist in the international hard style scene, on his first North American tour.

•                  Disco Donnie Presents will unveil Something Wonderful, a new festival to take place in April 2015 at the Cotton Bowl in Dallas, Texas.

•                  In addition to growing its marquee event at Sun Life Stadium into a two-day festival with more than 35,000 visitors, the world’s largest paint party, Life in Color, announced in January its first ever global tour which will touch down in over 100 cities and 50 countries, including Brazil, Turkey, Argentina and Indonesia.

•                  In September 2014, TomorrowWorld celebrated its second North American edition with 20% attendance growth from its first year, which was the festival’s first presence outside of Belgium.  The third edition of TomorrowWorld, scheduled for September 2015, is expected to have similar growth and provide an even more phenomenal experience on the magical grounds of Chattahoochee Hills, Georgia.

•                  In December 2014, SFX’s Totem OneLove in Australia won National Festival of the Year at the inthemix Awards for their Stereosonic events. Totem OneLove and ALDA’s production of Armin Van Buuren’s ASOT 700 tour sold out in Melbourne in one hour, and drew in over 17,000 attendees in Sydney.  Totem OneLove’s Above and Beyond shows during New Year celebrations were also highly successful, selling out the Sydney event in less than an hour.

SFX Entertainment, Inc.

Live Event Metrics

2014 Festivals by Quarter and Location

	Total	North America	International	Consolidated	Not Consolidated (1)
Q1	13	3	10	5	8
Q2	19	9	10	15	4
Q3	32	13	19	24	8
Q4	24	6	18	19	5
Total Festivals	88	31	57	63	25

(1)         Represents festivals promoted by entities under license from SFX as well as entities in which SFX has an equity investment.

SFX Entertainment, Inc.

Live Event Metrics

2014 Completed Festivals — Pro Forma for Acquisitions Made in 2014

Initial Show Date	Festival Name	City	Country

1/10/2014	The Day After Festival	Panama City	Panama
1/18/2014	WinterWorld	Wiesbaden	Germany
1/31/2014	Sensation Thailand	Bangkok	Thailand
2/1/2014	Hard Bass	Arnhem	Holland
2/15/2014	A State of Trance Utrecht	Utrecht	Netherlands
2/18/2014	Life in Color Costa Rica	San Jose	Costa Rica
3/1/2014	A State of Trance Buenos Aires	Buenos Aires	Argentina
3/8/2014	Don’t Let Daddy Know	Amsterdam	Netherlands
3/13/2014	Ultimate Music Experience	S. Padre Island	USA
3/14/2014	A State of Trance Kuala Lumpur	Kuala Lumpur	Malaysia
3/15/2014	A State of Trance Jakarta	Jakarta	Indonesia
3/15/2014	Life in Color Chile	Santiago	Chile
3/22/2014	Knock Out!	Rotterdam	Holland
4/5/2014	Qapital	Amsterdam	Netherlands
4/12/2014	Life in Color Houston	Houston	USA
4/25/2014	Sensation Italy	Bologna	Italy
4/26/2014	Kingsday festival	Eindhoven	Holland
4/30/2014	Mayday	Dortmund	Germany
5/4/2014	Electric Zoo Mexico City	Mexico City	Mexico
5/17/2014	Life In Color Seattle	Seattle	USA
5/23/2014	Mysteryland USA	Bethel Woods	USA
5/25/2014	Sunset Music Festival	Tampa	USA
5/25/2014	Rock in Rio Lisbon	Lisbon	Portugal
5/31/2014	Life In Color Puerto Rico	San Juan	USA
6/7/2014	Sensation Russia	St. Petersburg	Russia
6/7/2014	Life in Color Panama City	Panama City	Panama
6/7/2014	Amsterdam Open Air	Amsterdam	Netherlands
6/13/2014	Spring Awakening	Chicago	USA
6/14/2014	Pussy Lounge @ the Park	Breda	Holland
6/21/2014	Life In Color New Jersey	East Rutherford	USA
6/28/2014	Defqon1 Weekend Festival	Biddinghuizen	Netherlands
6/28/2014	Awakenings Festival	Halfweg	Netherlands
7/4/2014	Life in Color Hidalgo	Hidalgo	USA
7/5/2014	Corona SunSets (UK)	Somerset	UK
7/5/2014	Sensation Amsterdam	Amsterdam	Netherlands
7/5/2014	Ruhr-in-Love	Oberhausen	Germany
7/11/2014	The Hudson Project	Saugerties	USA
7/12/2014	A Day at the Park	Amsterdam	Netherlands
7/19/2014	Electronic Family	Amsterdam	Netherlands
7/19/2014	Dominator	Stand Eersel	Netherlands
7/19/2014	Buitenwesten Festival	Amsterdam	Netherlands
7/20/2014	Milkshake Festival	Amsterdam	Netherlands
7/26/2014	Tiktak Events	Amsterdam	Netherlands
7/26/2014	Tomorrowland	Boom	Belgium

Initial Show Date	Festival Name	City	Country

7/26/2014	Corona SunSets (Mexico 1)	Playa del Carmen	Mexico
7/26/2014	Welcome to the Future	Twiske	Netherlands
8/1/2014	Nature One	Kastellaun	Germany
8/2/2014	Corona SunSets (Mexico 2)	Acapulco	Mexico
8/8/2014	The Qontinet	Wachtebeke	Netherlands
8/9/2014	Life in Color Turkey	Istanbul	Turkey
8/15/2014	Life in Color Monterrey	Monterrey	Mexico
8/15/2014	Summer Set	Somerset	USA
8/16/2014	Decibel Outdoor	Tilburg	Netherlands
8/16/2014	Corona SunSets (Toronto)	Toronto	Canada
8/16/2014	Life in Color Mexico City	Mexico City	Mexico
8/23/2014	Mysteryland Netherlands	Hoofddorp	Netherlands
8/29/2014	Corona SunSets (Ibiza)	Ibiza	Spain
8/29/2014	Electric Zoo New York	New York City	USA
8/30/2014	Sun City Music Festival	El Paso	USA
9/13/2014	Q-Base	Weeze	Germany
9/19/2014	Forever Festival at Freedom Hill	Sterling Heights	USA
9/20/2014	Life in Color Washington D.C	Washington, DC	USA
9/20/2014	DefQon1AUS	Sydney	Australia
9/26/2014	TomorrowWorld	Atlanta	USA
10/4/2014	Pussy Lounge XXL	Rotterdam	Netherlands
10/5/2014	Syndicate	Dortmund	Germany
10/18/2014	AMF	Amsterdam	Netherlands
10/25/2014	Thrillogy	Utrecht	Netherlands
10/25/2014	Something Wicked	Houston	USA
10/31/2014	Sensation Dubai	Dubai	UAE
11/1/2014	Bassleader	Antwerp	Belgium
11/7/2014	Life in Color Phoenix	Phoenix	USA
11/8/2014	Sensation Monterrey	Monterrey	Mexico
11/8/2014	Mayday Poland	Katowice	Poland
11/15/2014	XXXPerience	Itu	Brasil
11/22/2014	Qlimax	Arnhem	Netherlands
11/29/2014	Sensation Toronto	Toronto	Canada
11/29/2014	Stereosonic - Sydney	Sydney	Australia
11/29/2014	Stereosonic - Perth	Perth	Australia
12/5/2014	Stereosonic - Adelaide	Adelaide	Australia
12/6/2014	Toxicator	Mannheim	Germany
12/6/2014	Stereosonic - Melbourne	Melbourne	Australia
12/6/2014	Stereosonic - Brisbane	Brisbane	Australia
12/19/2014	Mysteryland Chile	Picarquin	Chile
12/20/2014	Life in Color Atlantic City	Atlantic City	USA
12/20/2014	Valhalla Festival	Amsterdam	Netherlands
12/27/2014	Life in Color Miami	Miami	USA
12/31/2014	Freaqshow	Amsterdam	Netherlands

Digital Innovation

In conjunction with its live events segment, SFX continues to accelerate the growth of its social and online platforms and digital media assets.  Central to this initiative is SFX’s digital property Beatport, which in the first few months of 2015 has executed on its strategic priority to become the all-in-one hub for everything EMC:

•                  In March 2015, Beatport unveiled a new addition to its multi-faceted EMC platform: a music streaming service with a catalog of over 3.5 million tracks from more than 31,000 music labels. As the foundation of SFX’s broader digital strategy, Beatport is transitioning to be the focal point for all EMC brands, serving as a powerful tool for promotion, integration and connectivity with EMC fans.

•                  Beatport and T-Mobile announced details in February 2015 of their Charter Partnership in connection with Beatport’s new music streaming service, a collaboration that provides for exclusive benefits for T-Mobile subscribers such as free Beatport downloads and advance ticket access to SFX event offerings.

Marketing and Brand Partnerships

In 2014, its first year of establishing broad-based marketing sponsorships, SFX entered into foundational relationships with prominent brands including Anheuser-Busch InBev, Corona, Skol, T-Mobile US, MasterCard, Clear Channel Media and Entertainment (now iHeartMedia), viagogo, and MTV.

Results of Operations

Revenue for the twelve months ended December 31, 2014 increased 107.9% to $354.4 million while revenue for the three months ended December 31, 2014 rose 14.0% to $95.9 million.  For the year ended December 31, 2014, SFX produced and promoted a total of 937 events, which attracted approximately 4.0 million attendees, including 77 festivals.  Revenue in the 2014 fourth quarter included $77.1 million of revenue (80.0% of total revenue) from festivals and live events that were produced, promoted, licensed or managed by SFX during the period. During the three months ended December 31, 2014, SFX produced and promoted a total of 340 events, which attracted over 1.3 million attendees, including 24 festivals that each attracted over 10,000 attendees.  Platform revenue which represents SFX’s 365day a year engagement with fans outside of live events and includes sales of digital music and certain marketing and digital activities, totaled $70.4 million (20.0% of total revenue) for the year ended December 31, 2014. Platform revenue for the three months ended December 31, 2014 totaled $18.8 million (19.6% of total revenue).

Direct costs for the twelve months ended December 31, 2014 totaled $264.3 million, with $218.3 million, or 82.6% of the total attributable to Live, and $48.0 million, or 18.2% of the total, attributable to Platform.  Direct costs for the three months ended December 31, 2014 totaled $69.9 million, with costs from Live representing $58.3 million, or 83.4% of total direct costs, while Platform costs related to products sold was $11.6 million, or 16.6% of total direct costs.

Net loss and net loss per share for the twelve-month period was $(130.5) million and $(1.49), respectively. Net loss and net loss per share for the three-month period was $(40.8) million and $(0.46), respectively.

Balance Sheet and Liquidity

At December 31, 2014 SFX had outstanding $295 million principal amount of its 9.625% second lien senior secured notes due 2019 and cash and cash equivalents of $63.3 million.

Special Committee of the Board of Directors, Appointment of Financial Advisor and Independent Legal Counsel

On March 10, 2015 SFX named three independent members of its Board of Directors — John Miller, Michael Meyer, and D. Geoffrey Armstrong — to serve on a Special Committee to evaluate a proposal from Robert F.X. Sillerman, the Company’s Chairman and Chief Executive Officer, to acquire all of the outstanding shares of SFX that he does not already own, at a price of $4.75 per share in cash.  Mr. Sillerman presently owns approximately 37.8% of the outstanding common stock of SFX Entertainment.  The special committee will also consider alternatives to the proposed transaction that will enhance shareholder value, including any other offers to acquire the company.  In addition, the Company has retained Moelis & Company LLC to serve as the Special Committee’s financial advisor and Steptoe & Johnson to serve as the Special Committee’s legal counsel.

The Special Committee will consider and advise shareholders of its recommendations to enhance shareholder value in accordance with applicable legal requirements.  No assurance can be given that an agreement on terms satisfactory to the Special Committee will result from the proposal submitted by Mr. Sillerman or that any transaction will be consummated.

Conference Call

SFX management will host a conference call to review the results for the quarter on Friday, March 13 at 9:00 a.m. Eastern Time.  To access the conference call, interested parties may dial 212/2714657 (domestic and international callers). Participants can also listen to a live webcast of the call through the “Events” section of SFX’s website at http://investor.sfxii.com/eventscalendar. A webcast replay will be available for 90 days following the live event at http://investor.sfxii.com/eventscalendar.  Please call five minutes in advance to ensure that you are connected.

Definitions

The following definitions apply to these terms as used throughout this press release and the exhibits:

EBITDA — represents net income (loss) before other income (loss), interest expense, income taxes, depreciation and amortization, non-cash equity-based compensation expense, and non-recurring items, including financing and other transaction costs.

Pro forma adjusted EBITDA — includes the EBITDA of SFX, plus EBITDA from acquisitions as if owned from the beginning of the period, cost savings, non-recurring items including financing and other transaction costs, severance, insurance recoveries related to cancelled festivals and adjustments related to content expenses.

Pro forma revenue — means the revenue of SFX and all acquisitions as if owned from the beginning of the period.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to EBITDA, pro forma adjusted EBITDA, and pro forma revenue, which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses EBITDA to convey supplemental information to investors regarding the Company’s performance excluding the impact of certain non-cash charges, costs associated with our initial public offering and other special items that can affect the comparability of results from quarter to quarter. In particular, EBITDA is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short and longterm operational plans. Of note, the elimination of certain expenses in calculating EBITDA can provide a useful measure for periodtoperiod comparisons of our core business.  In addition, the Company believes that pro forma adjusted EBITDA and pro forma revenue present important information to investors regarding the current business, prospects and financial condition of the Company that would not otherwise be available.  Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP financial measures to non-GAAP financial measures table in the press release.

About SFX Entertainment

SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals. SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity. SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday, Decibel, Q-Dance, Awakenings, and React Presents, as well as the innovative ticketing services Flavorus and Paylogic.

SFX operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets.

Forward Looking Statements

This press release contains forwardlooking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forwardlooking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to integrate the companies we have acquired; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographicallydispersed operations; and our ability to grow our online properties. We refer you to the documents we file from time to time with the U.S. Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of our most recent Annual Report filed on Form 10K and Quarterly Reports on Form 10Q and our Current Reports on Form 8K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forwardlooking statements.  In addition, any forwardlooking statements contained herein are based on assumptions that we believe to be reasonable as of this date.  We undertake no obligation to update these statements as a result of new information or future events, except as required by law.

Investor Relations Contacts:

Richard Rosenstein

Chief Financial Officer & Chief Administrative Officer

646 561 6400

Joseph Jaffoni

JCIR
212 835 8500

sfxe@jcir.com

Media Contact:

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com

SFX Entertainment, Inc.

Summarized Statement of Operations

(unaudited, $ in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Revenue	$95,949	$84,162	$354,449	$170,457
Direct costs	69,858	65,139	264,264	140,100
Gross Profit	26,091	19,023	90,185	30,357

Selling, general and administrative expenses	41,792	38,380	165,137	100,382
Depreciation and amortization	8,940	6,558	34,297	19,558

Operating loss	(24,641)	(25,915)	(109,249)	(89,583)

Interest expense	(7,542)	(6,230)	(25,987)	(19,698)
Other Income / (expense)	(4,318)	(7,286)	2,501	(7,931)
Equity in income of non-consolidated affiliates	(2,830)	496	(5,031)	496
Loss before income taxes	(39,331)	(38,935)	(137,766)	(116,716)
Income tax benefit (expense)	(1,469)	77	7,301	(421)

Consolidated net loss	(40,800)	(38,858)	(130,465)	(117,137)
Less: Net loss attributable to non-controlling interest	305	(1,349)	559	(6,921)

Net loss attributable to the Company	$(41,105)	$(37,509)	$(131,024)	$(110,216)

SFX Entertainment, Inc.

Summary Balance Sheet Data

(unaudited, $ in thousands)

	December 31, 2014	December 31, 2013

Cash and cash equivalents	$63,270	$52,654
Total assets	$710,331	$574,992

Long-term debt	$295,320	$74,674
Total liabilities	$448,494	$233,559

Redeemable common stock	27,247	60,580
Redeemable non-controlling interests	4,322	4,128

Stockholders’ equity	$229,467	$286,725

SFX Entertainment, Inc.

Reconciliation of GAAP financial measures to

Non-GAAP financial measures

(unaudited, $ in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Revenue

Revenue, as reported by the Company	$95,949	$84,162	$354,449	$170,457

Revenue of Acquisitions(1)	—	19,751	31,777	186,233

Total — Pro forma Revenue	$95,949	$103,913	$386,226	$356,690

Pro Forma Adjusted EBITDA

Consolidated net loss	$(40,800)	$(38,858)	$(130,465)	$(117,137)

Interest expense	7,542	6,230	25,987	19,698
Income tax provision	1,469	(77)	(7,301)	421
Depreciation and amortization	8,940	6,558	34,297	19,558
Other Income / (expense)(2)	4,318	7,286	(2,501)	7,931
Equity based compensation expense	9,241	10,120	39,522	32,806

EBITDA of the Company	(9,290)	(8,741)	(40,461)	(36,723)

EBITDA of Acquisitions(1)	—	561	4,802	2,626

Adj. to reflect proportionate EBITDA of equity investments	1,182	(901)	7,213	13,761

Adjustments(3)	4,500	9,549	25,054	32,212

Insurance proceeds	(4,126)	—	—	5,850

Total — Pro Forma Adjusted EBITDA	$(7,734)	$468	$(3,392)	$17,726

(1) Includes all companies acquired by SFX for the periods prior to SFX ownership. The figures presented were prepared by such companies acquired by SFX and such companies were not under SFX control for 100% of the time periods presented.

(2) Other expense represents the extinguishment of debt, gain on a sale of assets, foreign currency gains and other miscellaneous non-recurring items.

(3) Adjustments include transaction costs, non-recurring expenses, cost savings, insurance recoveries related to cancelled festivals and adjustments related to content expenses.